Profile Technologies Announces Advancement In Wax Filled Pipeline Casings Inspection Market

The Company Also Announces Retirement of CEO Henry Gemino Following Transition Period

New York, February 24, 2011 - Profile Technologies, Inc. (OTC:PRTK, the “Company” or “Profile”), the developer of proprietary long range electromagnetic pipeline corrosion inspection technologies, is pleased to announce a key regulatory development and that its long-time chief executive, Henry Gemino, is retiring, but will remain in office during a transition period until the Company hires a replacement CEO.

Wax Filled Pipeline Casings:

New guidelines recently published on November 1, 2010 by the Pipeline Hazardous Materials Safety Administration (PHMSA), put new focus on inspection and monitoring of cased pipelines, a key segment for Profile’s unique EMW-C™ casing and wax fill monitoring inspection service.  Further, an independent study funded by the DOT cited the electromagnetic wave system as “one of the three most promising” technologies for cased pipe inspection and well suited for monitoring of wax filled casings.  Profile views the frequent monitoring suggested in these guidelines as a benefit to the EMW-C™ and has experienced a spike in potential business requests for its service in conjunction with the publication of the guidelines and other advancements by the Company, including the addition of a new distributorship announced last month.

To date, cased crossings have been the final piece to the complete inspection of pipelines in High Consequence Areas which must be completed by December 2012 with recurring inspections every 7 years thereafter.  Their unique design hampers most common inspection methods used for non-cased pipelines.   There are an estimated 10,000 natural gas distribution cased crossings in the United States requiring inspection under PHMSA regulations.  In addition to these casings, there are countless more natural gas transmission and hazardous liquids casing that have already been filled previously and are now able to be retrofitted with the Profile EMW-C™ monitoring system.

The implementation of these guidelines has established certain significant opportunities for Profile’s EMW-C™ inspection technology for wax filled pipeline casings.  Specifically, the guidelines stipulate that these casings must be carefully monitored during the installation and filling of each casing.  The guidelines further establish that each cased pipe located in a High Consequence Area be inspected quarterly during the first year and every seven years thereafter, and require at least one annual inspection during all other years the pipeline is in service.  Profile has specifically developed this patent pending technology to meet the needs of these requirements.

Revenues from our EMW-C™ inspection services are achieved in three ways.  First, permanent connectors manufactured and sold by Profile and its distributors are installed on pipeline facilities and buried.  Second, Profile and approved service providers perform the first inspection before, during and after wax filling.  Finally, a regular monitoring service contract is established quarterly in the first year and annually thereafter.  Each system installed generates a recurring revenue for the life of the pipeline system.

With the promulgation of these new regulatory guidelines and our development of partnerships and distributorships such as that recently formed with Farwest Corrosion in January, Profile is currently experiencing an increase in business requests for its EMW-C™ information and inspection services.  With Profile’s EMW-C™ as the only scanning inspection technology that can remotely perform the initial fill monitoring, as well as provide the ongoing monitoring information specified in the PHMSA Guidelines, the Company believes that it is uniquely positioned for future growth.

Management Matters:

The Company’s long-time CEO and CFO, and a founder of the firm, Henry Gemino announced his intention to retire as CEO upon the earlier of (i) May 27, 2011 or (ii) the date on which the Company hires a replacement CEO. He also resigned, effective immediately, from the Board of Directors and as CFO of the Company.  Mr. Gemino agreed he would serve as interim CEO following May 27, 2011 if a replacement CEO was not hired by that date.  The Company and Mr. Gemino also agreed that Mr. Gemino would provide consulting services to the Company for one year following his retirement as the CEO.

“The Company is most appreciative of the leadership Mr. Gemino has provided during the period in which he led the Company and is pleased that he will continue to serve in a consulting role following his retirement,” said Chairman Murphy Evans.

Additionally, the Company’s Chairman of the Board and President, Murphy Evans, has resigned as the President of the Company so that the Board may appoint director Richard Palmer as President to further assist the Company’s management during the transition period.  Mr. Palmer was confirmed as President by the Board on February 24, 2011.

About Profile:

Profile Technologies, Inc. is headquartered in Manhasset, NY with an Operations and Research facility in Albuquerque, NM.  We are the developer and owner of proprietary, patented technologies that utilize electromagnetic waves to detect and characterize corrosion and other anomalies on cased, insulated and other pipelines.  Its technologies provide long-range, non-invasive and non-destructive inspection.  For more information about Profile, visit the website at www.profiletech.net.

Cautionary Statement:

The foregoing release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and the regulations thereunder.   Company statements that are not historical facts, including statements about the Company's expectations, beliefs and plans are examples of such forward-looking statements and involve various risks and uncertainties including equipment, technology, contract and other risks. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that impact such forward-looking statements include, among others, changes in worldwide general economic conditions; government regulations; the ability of our management to successfully implement our business plan and strategy; our ability to successfully implement our business plan and strategy during a management transition period; our ability to fund our operations including the cost and availability of capital and credit; our ability to compete effectively including our ability to maintain and increase our market share in the markets in which we do business; and our ability to successfully develop and commercialize our products. For a more complete discussion of the risks that could affect the Company's business and finances and cause actual results to differ materially from management's expectations, plans, etc., please refer to the Company's SEC filings.

Profile Technologies, Inc.
Robert Geib, Chief Operating Officer
1-888-501-7117